Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SANDRIDGE ENERGY, INC.

Pursuant to Sections 242, 245 and 303 of the

General Corporation Law of the State of Delaware

SandRidge Energy, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is SandRidge Energy, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 11, 2006, (the “Certificate of Incorporation”).

2. On May 16, 2016, the Corporation and certain of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) under the caption In re SandRidge Energy, Inc. et. al. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation, as heretofore amended and restated, and has been duly adopted in accordance with Sections 242, 245 and 303 of the DGCL, pursuant to the authority granted to the Corporation under Section 303 of the DGCL to put into effect and carry out the Joint Chapter 11 Plan of Reorganization of SandRidge Energy, Inc. and its Debtor Affiliates, as confirmed on September 9, 2016 by order of the Bankruptcy Court (the “Joint Plan of Reorganization”). Provision for amending and restating the Corporation’s Certificate of Incorporation is contained in the order of the Bankruptcy Court having jurisdiction under the Bankruptcy Code for the reorganization of the Corporation.

3. The text of the Corporation’s Certificate of Incorporation, as amended and restated, is amended and restated in its entirety as follows:

ARTICLE I

The name of the corporation is SandRidge Energy, Inc. (hereinafter, the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it currently exists or may hereafter be amended.

ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is THREE HUNDRED MILLION (300,000,000) shares, consisting of (a) TWO HUNDRED FIFTY MILLION (250,000,000) shares of common stock, par value $0.001 per share (“Common Stock”), and (b) FIFTY MILLION (50,000,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

Section 4.1. Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the Common Stock or the Preferred Stock voting separately as a class, shall be required therefor.

The designations and the powers, preferences, rights, qualifications, limitations and restrictions of Common Stock are as follows:

(a) Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation or by applicable law, each share of Common Stock shall have identical powers, rights and privileges in every respect, and the holders of shares of Common Stock shall be entitled to one vote for each such share of, in person or by proxy, upon all questions presented to the stockholders, including the right to vote for the election of directors and for all other purposes under applicable law; provided, however, except as otherwise required by law, holders of shares of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to the DGCL. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (“Bylaws”) (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation.

(b) Subject to the rights granted to any Preferred Stock, the holders of shares of Common Stock shall be entitled to receive ratably in proportion to the number of shares of Common Stock held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the board of directors of the Corporation (the “Board of Directors”) at any time and from time to time out of any assets or funds of the Corporation legally available therefor.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them remaining after payment of all liquidation preferences, if any, applicable to any outstanding Preferred Stock. A liquidation, dissolution or winding-up of the Corporation, as such terms are used in this paragraph (c), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

Section 4.2. Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock for such consideration and pursuant to such terms and conditions as it may decide, to determine the designations and the powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock, to divide at its option such Preferred Stock into classes or series and determine variations, if any, between any classes or series so established and to increase or decrease the number of shares of any such class or series to the extent permitted by law.

Section 4.3. Hart-Scott-Rodino Act. Notwithstanding any provision herein to the contrary, in connection with any acquisition of Common Stock (and/or any other voting securities of the Corporation) as to which the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), would, but for this paragraph, be applicable, any person or entity (as defined under the HSR Act) acquiring such Common Stock (and/or other voting securities of the Corporation) shall have no right to vote such Common Stock or voting securities, except that the person or entity acquiring such Common Stock or voting securities shall be entitled to vote, together with other outstanding Common Stock or voting securities as a single class, on the following transactions: (i) the retention or dismissal of outside auditors by the Corporation; (ii) any distributions to the stockholders of the Corporation; (iii) any material sale of assets, recapitalization, merger, business combination, consolidation, exchange or other similar reorganization involving the Corporation or any of its subsidiaries, including a drag-along transaction; (iv) the adoption of any new or amended Amended and Restated Certificate of Incorporation, other than any amendment that is ministerial in nature; (v) other than in connection with any management equity or similar plan adopted by the Board of Directors of the Corporation, any authorization or issuance of equity interests, or any security or instrument convertible into or exchangeable for equity interests, in the Corporation or any of its subsidiaries; and (vi) the liquidation of the Corporation or any of its subsidiaries. The restriction provided herein on such Common Stock or voting securities shall not apply if the person or entity acquiring such Common Stock or voting securities (1) has complied with the filing and waiting period requirements of the HSR Act or (2) has sold, assigned, transferred or disposed of, by operation of law or otherwise, such Common Stock or voting securities, or any interest therein, to a person or entity (x) that would not be required to make a filing HSR Act to acquire an equal number of shares of such Common Stock or voting securities or (y) for which the waiting period under the HSR Act applicable to such person or entity acquiring an equal number of shares of such Common Stock or voting securities has expired.

Section 4.4. Preemptive Rights. No holder of any stock of the Corporation shall be entitled as of right to purchase or subscribe for any part of any unissued or treasury stock of the Corporation, or of any additional stock to be issued by reason of any increase of the authorized capital stock of the Corporation, or to be issued from any unissued or additionally authorized stock, bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation, but any such unissued or treasury stock, or any such additional authorized issue of new stock or securities convertible into stock, may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations, and upon such terms as the Board of Directors may, in its discretion, determine, without offering to the stockholders then of record on the same terms or any terms.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors to the fullest extent permitted by Section 141(a) of the DGCL.

Section 5.1. Board Composition; Number of Directors. The number of directors constituting the Board of Directors shall initially be five (5). The members of the initial Board of Directors shall be as set forth in and elected pursuant to the Plan of Reorganization, which, as amended, was confirmed by the United States Bankruptcy Court for the Southern District of Texas, Houston Division, on September 9, 2016. The number of directors shall be fixed from time to time exclusively pursuant to the Bylaws or one or more resolutions adopted by a majority of the Board of Directors, if the Bylaws so provide.

Section 5.2. Elections. Subject to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specific circumstances, as may be set forth in the certificate of designations for such class or series of Preferred Stock, the directors shall be elected by a majority of the shares entitled to vote on the election of directors; provided, however, that if as of the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for a meeting to the stockholders of the Corporation, the number of nominees for director exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. There shall be no cumulative voting in the election of directors. Unless and except to the extent that the Bylaws so provide, the election of directors need not be by written ballot.

Section 5.3. Removal of Directors. Any director may be removed at any time upon the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors.

Section 5.4. Director Disqualification. A director who, at the time of taking office as a director, is an employee of the Corporation or any subsidiary of the Corporation (an “Employee Director”) shall cease to be qualified to serve as a director, and shall tender his or her resignation as director (which a majority of the Board of Directors may choose to waive this provision and have such director remain on the Board of Directors), if such person ceases to be an employee of the Corporation or any one of its subsidiaries, with the disqualification of such director and the effectiveness of such resignation to take place upon the earliest of (a) such director’s cessation of employment, (b) delivery by such Employee Director to the Corporation, or such subsidiary or subsidiaries, as the case may be, of a notice of resignation of employment or (c) delivery by the Corporation or one of its subsidiaries, as the case may be, to such Employee Director of a notice of termination of employment; provided, however, the foregoing provisions of this Section 5.4, including the disqualification and resignation provisions thereof, shall have no force and effect with respect to any Employee Director if the Board of Directors determines that they shall have no force and effect with respect to such Employee Director prior to the earliest of the occurrence of (a), (b) or (c) above.

ARTICLE VI

Unless otherwise provided in the Bylaws, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders, or any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE VII

Section 7.1. Annual Meetings. An annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

Section 7.2. Special Meetings. Special meetings of stockholders of the Corporation may be called only by the Chief Executive Officer, the Chairman of the Board of Directors, the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies or by the Secretary of the Corporation at the written request or requests of holders of record of at least 25% of the voting power of the outstanding capital stock of the Corporation entitled to vote at the time of such written request pursuant to the procedures set forth in the Bylaws.

ARTICLE VIII

The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend, restate or repeal the Bylaws; provided no bylaw adopted by the stockholders shall be amended, repealed or readopted by the Board of Directors if such bylaw provides that it may not be amended, repealed or readopted by the Board of Directors. The Bylaws shall not be adopted, amended, restated or repealed by the stockholders of the Corporation except by the vote of holders of a majority in voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class.

Notwithstanding the foregoing, no amendment, alteration or repeal of the Bylaws or this Amended and Restated Certificate of Incorporation shall adversely affect any right or protection existing under this Amended and Restated Certificate of Incorporation or the Bylaws immediately prior to such amendment, alteration or repeal, including any right or protection of a present or former director, officer or employee thereunder in respect of any act or omission occurring prior to the time of such amendment.

ARTICLE IX

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. In addition to the circumstances in which a director of the Corporation is not personally liable for monetary damages as set forth in the preceding sentence, a director of the Corporation shall not be so liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further eliminates or limits the liability of a director.

The rights and authority conferred in this Article IX shall not be exclusive of any other rights that any person may otherwise have or hereafter acquire.

Any amendment, repeal or modification of this Article IX shall be prospective only and shall not affect any limitation of liability of a director for acts occurring or omissions prior to the date of such amendment, repeal or modification.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery shall not have jurisdiction, another state court located within the state of Delaware, or if no such state court shall have jurisdiction, the federal district court for the District of Delaware) (as applicable, the “Delaware Court”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine, in each such case subject to the Delaware Court having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI

The Corporation shall not be governed by or subject to the provisions of Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto.

ARTICLE XII

The Corporation shall not issue nonvoting equity securities; provided, however the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), (ii) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of nonvoting equity securities is included in this Amended and Restated Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code.

ARTICLE XIII

Section 13.1. Right to Indemnification.

(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise or nonprofit entity (including service with respect to employee benefit plans), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this Article XIII shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by DGCL. The right to indemnification conferred in this Article XIII shall be a contract right.

(b) The Corporation may, by action of its Board of Directors:

(i) provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate; and

(ii) provide procedures for indemnification, advancement of expenses and related matters pursuant to this Article XIII in the Bylaws or individual indemnification agreements.

Section 13.2. Insurance. The Corporation, by action of the Board of Directors, may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or nonprofit entity, including service with respect to employee benefit plans, against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the DGCL or this Article XIII.

Section 13.3. Nonexclusivity of Rights. The rights and authority conferred in this Article XIII shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

Section 13.4. Preservation of Rights. Neither the amendment nor repeal of this Article XIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this 4th day of October, 2016.

SANDRIDGE ENERGY, INC.

By:	/s/ Philip T. Warman
Name:	Philip T. Warman
Title:	Senior Vice President and General Counsel

[Signature Page to Amended and Restated Certificate of Incorporation]